UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: November 4, 2014

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into Material Definitive Agreements

See Item 5.02 below.

ITEM 5.02 Departure of Executive Officer, Appointment of Certain Officers; Compensatory Arrangements with Certain Executive Officers

Executive Employment Agreement for Charles Trego as Chief Financial Officer

Effective as of November 1, 2014 (and dated November 5, 2014), the Company entered into an employment contract with Charles Trego as its Chief Financial Officer pursuant to a written Executive Employment Agreement (the “Executive Employment Agreement”). The following summarizes the material terms of the Employment Agreement:

•	The term of the Employment Agreement began effective as of November 1, 2014 and continues until October 31, 2016;

•	Mr. Trego will receive an annual salary of $225,000 during the term of the Executive Employment Agreement and a car allowance of $750.00 per month;

•	Mr. Trego will receive a stipend of $22,500 on the first and second anniversaries of the date of the Executive Employment Agreement, respectively, if he is still employed by the Company in such capacity on the first anniversary date, and on the second anniversary date, if he has an agreement to continue as the Chief Financial Officer of the Company for at least six months subsequent to the second anniversary date;

•	Mr. Trego was granted options to purchase 40,000 shares of our common stock with an exercise price of $3.00 per share, with 10,000 options vesting on the date of the Nonqualified Stock Purchase Option Agreement ( “Stock Option Agreement”) and then vesting at a rate of 1,250 shares per month over the term of the Stock Option Agreement; and

•	In connection with the Executive Employment Agreement, Mr. Trego signed an agreement regarding confidential information and non-competition (the “Non-Competition Agreement”) whereby Mr. Trego and the Company agree, for a period of two years after the termination of Mr. Trego’s employment with the Company, that:

°	Mr. Trego will not render services to Conflicting Organizations (as defined therein) or with respect to Conflicting Products (as defined therein) without written assurances to the Company that such services will not be rendered in connection with any Conflicting Product;

°	If, within one month after the termination of Mr. Trego’s employment with the Company, he is unable to find employment due solely to the Non-Competition Agreement, the provisions of the Non-Competition Agreement will continue in effect so long as the Company continues to pay Mr. Trego an amount equal to his base pay at the time of his termination (the “Termination Payments”). The Termination Payments will continue for a period of 23 months or until the Company gives Mr. Trego written permission to accept conflicting employment or a written waiver of the provisions of the Non-Competition Agreement; and

°	If, after the termination of Mr. Trego’s employment with the Company, he accepts other employment but due solely to the Non-Competition Agreement his gross monthly income in such other employment is less than his base pay at termination, the Company will pay Mr. Trego the difference between his base pay at termination and his gross monthly income in such other employment.

The foregoing description of the Executive Employment Agreement does not purport to be a complete statement of the Company’s or Mr. Trego’s rights under the Executive Employment Agreement and is qualified in its entirety by reference to the full text of the Executive Employment Agreement. In connection therewith, Mr. Trego’s July 1, 2014 consulting agreement with the Company terminated effective as of November 1, 2014.

Salary Deferral Agreements

Effective October 4, 2014 for David DiGiacinto (signed November 4, 2014), and November 1, 2014 for Charles Trego (signed November 5, 2014), Phillip Baker (signed November 4, 2014) and Vani Dantam (signed November 6, 2014), the Company’s four most highly compensated employees entered into salary deferral agreements with the Company pursuant to which each agreed to defer portions of their salary for one year from the date of effectiveness of the salary deferral agreement, as set forth on the table below. The deferred portions of the salaries are to be paid to each such employee by the earlier of December 31, 2015 and the occurrence of one of the following events: (i) consummation by the Company of any subsequent financing transactions with at least $6,000,000 in gross proceeds in the aggregate; (ii) a change in control of the Company or (iii) a sale of all or substantially all of the assets of the Company. The amount of salary deferral for each executive is set forth in the table below:

Employee Name	Effective Date of Deferral	Amount of Deferral
David DiGiacinto	October 4, 2014	$162,500
Charles Trego	November 1, 2014	$50,000
Phillip Baker	November 1, 2014	$39,800
Vani Dantam	November 1, 2014	$45,000

ITEM 9.01.  EXHIBITS

10.1	Executive Employment Agreement, effective as of November 1, 2014, between Charles Trego and the Company
10.2	Salary Deferral Agreements for David DiGiacinto, Charles Trego, Phillip Baker and Vani Dantam

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 10, 2014

Axion Power International, Inc.

By:	/s/ Charles R. Trego, Jr.

Charles R. Trego Jr.
Chief Financial Officer

LIST OF EXHIBITS

10.1	Executive Employment Agreement, effective as of November 1, 2014, between Charles Trego and the Company
10.2	Salary Deferral Agreements for David DiGiacinto, Charles Trego, Phillip Baker and Vani Dantam